Exhibit 10(d)

Summary Of Selected Index And Target Performance Levels For

Fiscal Years 2006, 2005 and 2004 Grants To Certain Executive Officers Under The

1994 Shareholder Value Incentive Plan, As Amended

Pursuant to Alberto-Culver Company’s (the “Company”) Shareholder Value Incentive Plan (the “SVIP”), the Compensation and Leadership Development Committee of the Board of Directors of the Company (the “CLD Committee”) (formerly the Compensation Committee of the Board of Directors of the Company) has selected the Standard & Poor’s 500 Index, among the six available indices set forth in the SVIP, to rank the total shareholder return of the Company’s common stock for each of the following three-year performance periods:

•	Period beginning on October 1, 2005 and ending on September 30, 2008 (2006 Grants);

•	Period beginning on October 1, 2004 and ending on September 30, 2007 (2005 Grants); and

•	Period beginning on October 1, 2003 and ending on September 30, 2006 (2004 Grants).

For the 2006, 2005 and 2004 Grants, performance units were granted to Carol L. Bernick, Chairman and a Director; Howard B. Bernick, President and Chief Executive Officer and a Director; William J. Cernugel, Senior Vice President and Chief Financial Officer; Michael H. Renzulli, Chairman of Sally Beauty Company; and V. James Marino, President of Alberto-Culver Consumer Products Worldwide. For each of the three-year performance periods, each performance unit granted has a payout value of $250 if the threshold performance level is attained, $1,000 if the target performance level is attained and $2,000 if the maximum performance level is attained. For each of the three-year performance periods, the threshold, target and maximum performance levels are attained when the total shareholder return on the Company’s common stock meets or exceeds the total shareholder return of 40%, 60% and 80%, respectively, of the companies comprising the Standard & Poor’s 500 Index.